Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

BWAY HOLDING COMPANY (Delaware Corporation)

BWAY Corporation (Delaware corporation; wholly owned)

Subsidiaries of BWAY Corporation (each is wholly owned)

Armstrong Containers, Inc. (Delaware corporation)

North America Packaging Corporation (Delaware corporation)

Subsidiaries of North America Packaging Corporation (each is wholly owned)

North America Packaging of Puerto Rico, Inc. (Delaware corporation)

SC Plastics, LLC (Georgia limited liability company)

Subsidiaries of Armstrong Containers, Inc. (wholly owned)

ICL Industrial Containers, ULC (Nova Scotia unlimited liability company)

Subsidiaries of ICL Industrial Containers, ULC (wholly owned)

Vulcan Containers ULC (Nova Scotia unlimited liability company)